Exhibit 99.1

OTC Markets Group Welcomes AiXin Life International, Inc. to OTCQX

NEW YORK – January 22, 2021 – OTC Markets Group Inc. (OTCQX: OTCM), operator of financial markets for 11,000 U.S. and global securities, today announced AiXin Life International, Inc. (OTCQX: AIXN), focused on providing nutritional products in China and advertising and marketing services to distributors of nutritional products in China, has qualified to trade on the OTCQX® Best Market. AiXin Life International, Inc. upgraded to OTCQX from the OTCQB® Venture Market.

AiXin Life International, Inc. begins trading today on OTCQX under the symbol “AIXN.” U.S. investors can find current financial disclosure and Real-Time Level 2 quotes for the company on www.otcmarkets.com.

The OTCQX Market provides investors with a premium U.S. public market to research and trade the shares of investor-focused companies. Graduating to the OTCQX Market marks an important milestone for companies, enabling them to demonstrate their qualifications and build visibility among U.S. investors. To qualify for OTCQX, companies must meet high financial standards, follow best practice corporate governance, and demonstrate compliance with applicable securities laws.

Quanzhong Lin, Chairman and CEO of Aixin Life commented “Aixin Life is proud to make this step up to the OTCQX. The Company and I will continue to strive to adopt corporate governance practices that will ensure that we are doing our utmost to provide investors with all appropriate information regarding our company. As our business grows in China, we will seek to increase our visibility in the United States to appeal to a more diverse investor base. I personally am honored by OTCQX’s recognition of the quality of our company and management team.”

Mandelbaum Salsburg P.C. acted as the company’s OTCQX sponsor.

About AiXin Life International, Inc.

AiXin Life International, Inc., is engaged in providing nutritional products in China. The Company offers Milk Powder and other nutritional supplements. The Company sells the products through exhibition events, conferences, as well as person-to-person marketing.

About OTC Markets Group Inc.

OTC Markets Group Inc. (OTCQX: OTCM) operates the OTCQX® Best Market, the OTCQB® Venture Market and the Pink® Open Market for 11,000 U.S. and global securities. Through OTC Link® ATS and OTC Link ECN, we connect a diverse network of broker-dealers that provide liquidity and execution services. We enable investors to easily trade through the broker of their choice and empower companies to improve the quality of information available for investors.

To learn more about how we create better informed and more efficient markets, visit www.otcmarkets.com.

OTC Link ATS and OTC Link ECN are SEC regulated ATSs, operated by OTC Link LLC, member FINRA/SIPC.

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Media Contact:

OTC Markets Group Inc., +1 (212) 896-4428, media@otcmarkets.com